Exhibit 99.1

Rob McEwen, Chairman & Chief Owner exchanges shares in
McEwen Mining — Minera Andes Acquisition Corp. for common shares of McEwen Mining

TORONTO, ONTARIO — (April 23, 2013) - McEwen Mining Inc. (NYSE: MUX) (TSX: MUX) announces that Rob McEwen, Chairman and Chief Owner, has exchanged 42,103,285 shares of McEwen Mining — Minera Andes Acquisition Corp. (“MAQ”) into an equal number of McEwen Mining common shares. MAQ Exchangeable shares are exchangeable on a 1-for-1 basis into common stock of McEwen Mining and were issued in connection with US Gold Corporation’s (now McEwen Mining) acquisition of Minera Andes Inc. which was completed in early 2012.  Mr. McEwen’s 25% ownership interest in McEwen Mining does not change as a result of this transaction.

We are reporting this news to avoid any confusion or misconception that Mr. McEwen either purchased or sold shares in the market. Mr. McEwen is completing this transaction for tax purposes. Please consult your tax or financial advisor to determine whether now is the right time to exchange your MAQ shares. McEwen Mining believes that eliminating a class of exchangeable shares would allow for cost savings and less market confusion about our capital structure.

About McEwen Mining (www.mcewenmining.com)

The goal of McEwen Mining is to qualify for inclusion in the S&P 500 by 2015 by creating a profitable growth gold producer focused in the Americas. McEwen Mining’s principal assets consist of the San José mine in Santa Cruz, Argentina (49% interest); the El Gallo Complex in Sinaloa, Mexico; the Gold Bar project in Nevada, US; the Los Azules project in San Juan, Argentina and a large portfolio of exploration properties in Argentina, Mexico and Nevada.

McEwen Mining has 296,024,859 shares issued and outstanding. Rob McEwen, Chairman, President and Chief Owner, owns 25% of the shares of the Company (assuming all outstanding Exchangeable Shares are exchanged for an equivalent amount of Common Shares).

The NYSE and TSX have not reviewed and do not accept responsibility for the adequacy or accuracy of the contents of this news release, which has been prepared by management of McEwen Mining Inc.

For further information contact:

Jenya Meshcheryakova	Mailing Address
Investor Relations	181 Bay Street Suite 4750
Tel: (647) 258-0395 ext 410	Toronto, ON M5J 2T3
Toll Free: (866) 441-0690	PO box 792
Fax: (647) 258-0408	E-mail: info@mcewenmining.com

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